Exhibit 99.1

Inari Medical Announces Leadership Succession Plan

Drew Hykes to Succeed Bill Hoffman as Chief Executive Officer in January 2023

IRVINE, Calif., August 3, 2022 – Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today announced that Chief Operating Officer Drew Hykes will succeed Bill Hoffman as Chief Executive Officer, effective January 1, 2023. Mr. Hykes will join Inari’s Board of Directors and Mr. Hoffman will also continue to serve on the Board.

Mr. Hykes joined Inari in 2017 as Chief Commercial Officer and has served as the Company’s Chief Operating Officer since 2020. Prior to Inari, he served in various leadership roles at both public and private medical device companies. A proven operating executive with broad functional, geographic and sector experience, he has leveraged decades of experience in the medical device space to advance the Company’s mission of effectively treating venous thromboembolism and transforming the lives of patients suffering from venous diseases.

“Drew is a talented leader, and he is the single best problem solver I’ve ever seen. More important, he is committed to the beautiful simplicity of our mission to impact the lives of our patients and their families in extraordinary ways, and to take care of our people along the way”, said Chief Executive Officer Bill Hoffman. “Drew has established the scalable and repeatable systems that have produced best-in-class growth in patient treatments and revenue, and he has developed the cross-functional processes that have resulted in the explosion of new products and new markets we are just beginning to see. His leadership style and his skill set could not be better suited to the complexities that our next phase of growth will require. I am personally excited to have a front row seat to watch him lead the best team in the medical device space.”

“I am incredibly humbled to be named as Inari’s next CEO,” said Chief Operating Officer Drew Hykes. “Inari has undergone tremendous growth and change since I joined in 2017. From a venture backed, pre commercial start up to an established public company with over 1,000 Clot Warriors, increasingly broad-based capabilities, and a shared ambition to change lives in the venous space and beyond. Despite all these changes, thanks to Bill’s leadership, we have maintained an unwavering commitment to our patients, our people and to big ideas. I couldn’t be more committed to these same ideals, nor more enthusiastic about this next phase of our growth.”

Second Quarter 2022 Financial Results

In a separate press release issued today, the Company announced its financial results for its second quarter 2022 ended June 30, 2022. The Company will host a conference call with investors and analysts today at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to review its financial results.

About Drew Hykes

Mr. Hykes is a proven medical device operating executive with broad functional, geographic and sector experience. Since 2020, he has served as Chief Operating Officer of Inari Medical leading its day-to-day business operations. From 2017 to 2019, he served as Inari’s Chief Commercial Officer leading the initial commercialization of Inari’s solutions in the US market. From 2012 to 2016, Mr. Hykes served as the VP of Commercial Operations at Sequent Medical where he led the commercialization strategy for the WEB Aneurysm Embolization system from early prototype to broad adoption in the European market. Sequent was acquired by Terumo Corporation in July 2016 for $380 million. Prior to Sequent, Mr. Hykes spent 11 years at Medtronic. His roles at Medtronic included the VP of Marketing for the AF Solutions business, VP of Clinical and Regulatory for the AF Solutions business and Director of Investor Relations. He also spent three years on an expatriate assignment in Europe leading the launch of Medtronic’s first drug eluting coronary stent. Prior to Medtronic, he spent four years at ABN AMRO bank in Chicago focused on healthcare transactions. Mr. Hykes holds a BBA in Finance from the University of Wisconsin and an MBA from Harvard Business School.

About Inari Medical, Inc.

Inari Medical, Inc. is a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases. Our current product offering consists of two minimally invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The company purpose-built its products for the specific characteristics of the venous system and the treatment of the two distinct manifestations of venous thromboembolism, or VTE: deep vein thrombosis and pulmonary embolism. The ClotTriever system is 510(k)-cleared by FDA and CE marked for the non-surgical removal of clot from peripheral blood vessels, including for the use in the treatment of deep vein thrombosis. The FlowTriever system is 510(k)-cleared by FDA and CE marked for the non-surgical removal of clot from peripheral blood vessels, including for the use in the treatment of pulmonary embolism and clot in transit in the right atrium.

Cautions Concerning Forward-Looking Statements

Statements in this press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future business strategy and developments. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Inari’s expectations and projections. Risks and uncertainties include, but are not limited to, risks related to Inari’s ability to execute its business continuity plans and those described more fully in the section titled “Risk Factors” in its Annual Report on Form 10-K for the period ended December 31, 2021, and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this release are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release.

Investor Contact:
ICR Westwicke

Caroline Corner

Phone +1-415-202-5678
caroline.corner@westwicke.com